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                                                                     EXHIBIT 4.1

                                    RESTATED

                          CERTIFICATE OF INCORPORATION

                                       of

                          ORBITAL SCIENCES CORPORATION

                   (formerly ORBITAL SCIENCES CORPORATION II)

         This Restated Certificate of Incorporation of Orbital Sciences Corporation (formerly Orbital Sciences Corporation II) (the "Corporation") restates in its entirety the Corporation's original Certificate of Incorporation which was filed with the Office of the Delaware Secretary of State on June 30, 1987. This Restated Certificate of Incorporation was duly adopted in accordance with the provisions of Section 245 of the Delaware General Corporation Law, and only restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation as heretofore amended or supplemented. There is no discrepancy between those provisions and the provisions of this Restated Certificate.

         1.      The name of this Corporation is Orbital Sciences Corporation.

         2. The registered office of this Corporation in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

         3. The purpose of this Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

         4. The name and mailing address of the incorporator is: Debra L. Fitzgerald, Ropes & Gray, 225 Franklin Street, Boston, Massachusetts 02110.

         5. The total number of shares of stock that this Corporation shall have authority to issue is 50,000,000 shares consisting of 40,000,000 shares of Common Stock, $.01 par value per share (the "Common Stock") and 10,000,000 shares of Preferred Stock, $.01 par value per shares (the "Preferred Stock") which may be issued as follows:

         A. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Certificate of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. Except as may be required by law, the shares in any series of Preferred Stock
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         or any shares of stock of any other class need not be identical.  Such authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

                 1. The number of shares constituting that series and the distinctive designation of that series and the stated value thereof if different from the par value thereof;

                 2. The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                 3. Whether that series shall have voting rights in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                 4. Whether that series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including provision for adjustment of the conversion or exchange rate in such events as the Board of Directors shall determine;

                 5. Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption including the manner of selecting shares for redemption if less than all shares are to be redeemed, the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                 6. Whether the series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

                 7. The right of the shares of that series to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issuance of any additional stock (including additional shares of such series or any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation, or any subsidiary, of any outstanding stock of the Corporation;

                 8. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and




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                 9.       Any other relative, participating, optional or other
                 special rights, qualifications, limitations or restrictions of that series.

         B. Any preferential dividends on outstanding shares of Preferred Stock shall be paid, or declared and set apart for payment, before any dividends shall be paid or declared and set apart for payment on outstanding shares of Common Stock or Preferred Stock not entitled to preferential dividends. If upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the assets available for distribution to holders of shares of Preferred Stock of all series shall be insufficient to pay such holders the full preferential amount to which they are entitled, then such assets shall be distributed ratably among the shares of all series of Preferred Stock in accordance with the respective preferential amounts (including unpaid cumulative dividends, if any) payable with respect thereto.

         C. Shares of any series of Preferred Stock which have been redeemed (whether through the operation of a sinking fund or otherwise) or which, if convertible or exchangeable, have been converted into or exchanged for shares of stock of any other class or classes shall have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may be reclassified and reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of Preferred Stock all subject to the conditions and the restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of Preferred Stock.

         D. Subject to the provisions of any applicable law, this Certificate of Incorporation and the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled to one vote for each share of Common Stock standing in his name on the books of the Corporation.

         E. Except as otherwise provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, after payment shall have been made to the holders of Preferred Stock of the full amount of dividends to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to receive such dividends as from time to time may be declared by the Board of Directors.

         F. Except as provided by the resolution or resolutions providing for the issue of any series of Preferred Stock, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been





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         made to the holders of Preferred Stock of the full amount to which they shall be entitled pursuant to the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of Common Stock shall be entitled, to the exclusion of holders of Preferred Stock of any and all series, to share ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution.

         6. Except as provided to the contrary in the provisions establishing a class or series of stock, the amount of the authorized stock of this Corporation of any class or classes may be increased or decreased by the affirmative vote of the holders of a majority of the stock of this Corporation entitled to vote.

         7. The election of directors need not be by ballot unless the By-laws shall so require.

         8. In furtherance and not in limitation of the power conferred upon the Board of Directors by law, the Board of Directors shall have power to make, adopt, alter, amend and repeal from time to time By-laws of this Corporation, subject to the right of the stockholders entitled to vote with respect thereto to alter and repeal By-laws made by the Board of Directors.

         9. A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that exculpation from liability is not permitted under the Delaware General Corporation Law as in effect at the time such liability is determined. No amendment or repeal of this Paragraph 9 shall apply to or have any effect on the liability or alleged liability of any director of this Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

         10. This Corporation shall, to the maximum extent permitted under the law of the State of Delaware as presently in effect, except for Section 145(f) of the General Corporation Law, indemnify and upon request shall advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was or has agreed to be a director or officer of this Corporation or while a director or officer is or was serving at the request of this Corporation as a director, officer, partner, trustee, employee or agent of any corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorney's fees and expenses), judgments, fines, penalties and amount paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim, provided, however, that the foregoing shall not require this Corporation to indemnify or advance expenses to any person in connection with any action, suit, proceeding, claim or counterclaim initiated by or on behalf of such person. Such





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indemnification shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Paragraph 10 shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of the foregoing provisions of this Paragraph 10 shall not adversely affect any right or protection of a director or officer of this Corporation with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

         11. The number of directors of this Corporation shall consist of not less than three nor more than fifteen persons, the exact number to be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority vote of the directors then in office. The Board of Directors shall be divided into three groups, as nearly equal in number as possible, with the term of office of the first group to expire at the 1988 annual meeting of stockholders, the term of office of the second group to expire at the 1989 annual meeting of stockholders and the term of office of the third group to expire at the 1990 annual meeting of stockholders. At each annual meeting of stockholders following such initial grouping and election, directors shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. Subject to the rights of the holders of any one or more classes of stock (other than the Corporation's Common Stock) then outstanding which may be entitled to elect directors voting separately as a class or classes, newly created directorships resulting from any increase in the number of directors authorized pursuant to this Paragraph 11 or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled by a majority vote of the directors then in office, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the group to which they have been elected expires. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director. No director need be a stockholder. Each director shall hold office until the annual meeting of stockholders at which his term of office expires and until his successor is elected and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.

         12. The stockholder vote required to approve Business Combinations shall be as set forth in this Paragraph 12 (all capitalized terms being used in this Paragraph 12 as subsequently defined herein in this Paragraph 12).


         A. Higher Vote for Business Combinations. In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in Section C of this Paragraph 12:

                 1. any merger or consolidation of the Corporation or a Subsidiary with or into a Related Person or any other corporation which is, or after such merger or consolidation would be, an Affiliate or Associate of a Related Person;





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                 2.       any sale, lease, exchange, transfer or other
                 disposition (including without limitation the creation of a mortgage or any other security device), in one transaction or a series of transactions, of any Substantial Part of the assets of the Corporation (including without limitation any voting securities of a Subsidiary) or of a Subsidiary to a Related Person or to an Affiliate or Associate of a Related Person;

                 3. any sale, lease, exchange, transfer or other disposition, in one transaction or a series of transactions, of the assets of a Related Person, or an Affiliate or Associate of a Related Person, to the Corporation or a Subsidiary in an amount which would immediately prior to such transaction constitute a Substantial Part of the assets of the Corporation;

                 4. any issuance by the Corporation or any Subsidiary of any securities of the Corporation or of a Subsidiary to a Related Person or an Affiliate or Associate of a Related Person, other than pursuant to an employee stock plan approved by the Continuing Directors and by the stockholders of the Corporation;

                 5. any acquisition by the Corporation or a Subsidiary of any securities of a Related Person or of an Affiliate or Associate of a Related Person;

                 6. any adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person or any Affiliate or Associate of a Related Person;

                 7. any reclassification of securities (including any reverse stock split) or recapitalization of the Corporation or any other transaction (whether or not with or into or otherwise involving a Related Person) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Related Person or any Affiliate or Associate of any Related Person;

                 8. any transaction (including a merger or consolidation of the Corporation with or into a Subsidiary) occurring at a time when a Related Person exists in which the proportionate interests of the stockholders of the Corporation in the assets of the Corporation are unchanged but as a result of which the provisions of this Paragraph 12 or substantially equivalent provisions would thereafter cease to be in effect; and

                 9. any agreement, contract or other arrangement providing for any of the foregoing transactions;





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         shall require the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the outstanding shares of Voting Stock, voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

         B. Definitions of "Business Combinations." The term "Business Combination" as used in this Paragraph 12 shall mean any transaction which is referred to an any one or more of paragraphs 1 through 9 of Section A of this Paragraph 12.

         C. When Higher Vote Is Not Required. The provisions of Section A of this Paragraph 12 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provision of this Certificate of Incorporation, if all of the conditions specified in any one of the following paragraphs 1, 2 and 3 are met:

                 1. Approval in Advance by the Board of Directors. The Board of Directors by a vote of not less than two-thirds of the Continuing Directors then holding office (a) have expressly approved in advance either the acquisition of outstanding shares of Voting Stock, or the issue or sale by the Corporation of shares of Voting Stock, that caused the Related Person to become a Related Person and (b) in advance of such acquisition or issue or sale have expressly determined that the sixty-six and two-thirds percent (66 2/3%) voting requirement of Section A of Paragraph 12 shall not be applicable to Business Combinations with such Related Person.

                 2. Approval by Continuing Directors. Two-thirds of the Continuing Directors have approved the Business Combination.

                 3. Price and Procedure Requirements. All of the following conditions are met:

                          (a) The Business Combination is a merger or consolidation and cash or Fair Market Value of each of the property, securities or other consideration to be received per share by the holders of Common Stock in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions, such distributions to be valued as of the distribution date) paid by the Related Person in acquiring any of its holdings of Common Stock within the two-year period preceding the earlier of the Business Combination or the first public announcement of the proposal of the Business Combination (the "Announcement Date").





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                          (b)     The Business Combination is a merger or
                          consolidation and the cash or Fair Market Value of each of the property, securities or other consideration to be received per share by the holders of shares of any class of outstanding Voting Stock, other than Common Stock, in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions, such distributions to be valued as of the distribution date) paid by the Related Person in acquiring any of its holdings of such class of Voting Stock within the two-year period preceding the earlier of the Business Combination of the Announcement Date.

                          (c) After the Related Person has become a Related Person and prior to the consummation of such Business
                          Combination: (i) except as approved by two-thirds of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full dividends (whether or not cumulative) on any outstanding Preferred Stock; and
                          (ii) there shall have been (a) no reduction in the annual rate of frequency of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by two-thirds of the Continuing Directors, and (b) an increase in such annual rate of dividends as necessary to reflect any reclassification of securities (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by two-thirds of the Continuing Directors.

                          (d) After such Related Person has become a Related Person, such Related Person shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation or a Subsidiary.

                          (e) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to stockholders of the Corporation at least forty-five days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).





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                 D.       Certain Definitions.  For the purpose of this
         Paragraph 13:

                          1. A "Person" means any individual, firm, partnership, corporation or other person or entity.

                          2. "Related Person" means any Person that together with its Affiliates and Associates owns in the aggregate five percent (5%) or more of the outstanding shares of the Voting Stock, and any Affiliate or Associate of any such Person, provided that "Related Person" shall not include the Corporation or any Subsidiary.

                          3. "Substantial Part" means assets having an aggregate value in excess of five percent (5%) of the total consolidated assets of the Corporation and its Subsidiaries as of the end of the Corporation's most recent fiscal year prior to the time the determination is made.

                          4.      A Person shall be deemed to "own" any Voting
                          Stock:

                                  (a)      of which such Person or any of its
                                  Affiliates or Associates would be the
                                  beneficial owner, as such term is defined in Rule 13d-3 promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as in effect on January 1, 1988; or

                                  (b)      of which such Person or any of its
                                  Affiliates or Associates would be the
                                  beneficial owner, as such term is defined under Section 16 of the Securities Exchange Act of 1934 and the rules of the Commission promulgated thereunder, as in effect on January 1, 1988; or

                                  (c)      which such Person or any of its
                                  Affiliates or Associates has the right to acquire (whether such right is exercisable immediately, only after the passage of time or upon the occurrence of a special event), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

                                  (d)      which are owned by any other person
                                  with which such Person or any of its
                                  Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                          5. For the purposes of paragraphs 3(a) and 3(b) of Section C of this Paragraph 12, the term "other consideration to be received" includes, without





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                 limitation, Voting Stock retained by its existing stockholders in the event of a Business Combination in which the Corporation is the surviving corporation.

                 6. "Continuing Director" means (a) any director who was a member of the Board of Directors of the Corporation on January 1, 1988, and (b) any director who was a member of the Board of Directors of the Corporation immediately prior to the time that any Related Person involved in the proposed Business Combination became a Related Person (or, if the transaction involves more than one Related Person, immediately prior to the time the first of such Persons to become a Related Person becomes a Related Person), and (c) any director who is not an Affiliate or Associate of a Related Person and is designated for his or her initial term of office by a two-thirds vote of the Continuing Directors.

                 7. "Affiliate" or "Associates" shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated by the Commission under the Securities Exchange Act of 1934, as such Rule was in effect on January 1, 1988.

                 8. "Voting Stock" means all outstanding shares of capital stock of the Corporation entitled to vote in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

                 9. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Related Person set forth in paragraph 2 of this Section D, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

                 10. "Fair Market Value" means: (i) in the case of stock, the highest sale price during the thirty-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest bid quotation with respect to a share of such stock during the thirty-day period preceding the date in question on the National Association of Securities Dealers, Inc., Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by two-thirds of the Continuing Directors in good faith; and
                 (ii) in the case of property other than cash or stock,





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                 the fair market value of such property on the date in question as determined by two-thirds of the Continuing Directors in good faith.

                 11.      "Corporation" means Orbital Sciences Corporation.

                 12. "Common Stock" means any class of common stock of the Corporation.

                 13. "Preferred Stock" means any class of preferred stock of the Corporation.

         E. Powers of Continuing Directors. Two-thirds of the Continuing Directors of the Corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Paragraph 12, including without limitation (1) whether a Person is a Related Person, (2) the number of shares of Voting Stock owned by any Person, (3) whether a Person is an Affiliate or Associate of another,
         (4) whether the requirements of paragraph 3 of Section C have been met with respect to any Business Combination, and (5) whether the assets which are the subject of any Business Combination have an aggregate Fair Market Value in excess of the amount set forth in paragraphs 2 and 3 of Section A of this Paragraph 12 and (6) any other facts which two-thirds of the Continuing Directors determine to be relevant; and the good faith determination of two-thirds of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Paragraph 12.

         F. Amendment, Repeal, etc. Notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or the By-laws of this Corporation, the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the Voting Stock, voting together as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, this Paragraph 12 of this Certificate of Incorporation; provided that this Section F shall not be applicable to any amendment to this Paragraph 12 of this Certificate of Incorporation, and such amendment shall require only such affirmative vote as is required by law and any other provisions of this Certificate of Incorporation, if such amendment shall have been approved by two-thirds of the Continuing Directors.

         13. Notwithstanding anything contained in this Certificate of Incorporation to the contrary, the affirmative vote of the holders of not less than sixty-six and two-thirds percent (66 2/3%) of the shares of the capital stock entitled to vote for the election of directors, voting together as a single class, shall be required to amend or to adopt any provision inconsistent with Paragraph 9, Paragraph 10, Paragraph 11, or this Paragraph 13 of this Certificate of Incorporation.





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         14.     Any action required or permitted to be taken by the
stockholders of this Corporation must be effected at a duly called annual or special meeting of stockholders of this Corporation and may not be effected by any consent in writing by such stockholders.

         15. The holders of not less than ten percent (10%) of the capital stock of this Corporation entitled to vote for the election of directors, voting together as a class, may request the secretary of the Corporation to call a special meeting of the Stockholders of the Corporation for such reasonable purpose and at such reasonable time and place as they may set forth in their request to the secretary.

         16. The books of this Corporation may (subject to any statutory requirements) be kept outside the State of Delaware as may be designated by the Board of Directors or in the By-laws of this Corporation.

         IN WITNESS WHEREOF, I have hereunto set my hand and the seal of the Corporation this 7th day of February, 1990.



                                                 /s/ David W. Thompson
                                             --------------------------------
                                             David W. Thompson
                                             President
Attest:



     /s/ Leslie Seeman
- ------------------------------------
Leslie Seeman
Secretary





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